Exhibit 5(d)

PPL Services Corporation
Office of General Counsel
2701 Eastpoint Parkway
Kentucky Utilities Company	Louisville, Kentucky 40223
One Quality Street	USA
Lexington, Kentucky 40507	John P. Fendig
Senior Counsel
T 502-627-2608
August 13, 2025	F 502-627-3367
JPFendig@pplweb.com

Ladies and Gentlemen:

I am Corporate Secretary of Kentucky Utilities Company, a Kentucky and Virginia corporation (the “Company”), and Senior Counsel of the Company’s affiliate, PPL Services Corporation. In this capacity, I have acted as counsel to the Company in connection with the issuance and sale of $700,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 5.850% Series due 2055 (the “Bonds”). The Bonds are covered by the Registration Statement on Form S-3 (Registration No. 333-277140-01, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and related prospectus, dated February 16, 2024, as supplemented by the prospectus supplement dated August 4, 2025, relating to the offer and sale of the Bonds (as so supplemented, the “Prospectus”).

The Bonds are being issued under an Indenture, dated as of October 1, 2010, of the Company to The Bank of New York Mellon, as trustee (the “Trustee”), as heretofore amended and supplemented and as further amended and supplemented by Supplemental Indenture No. 11 (the “Supplemental Indenture”), dated as of August 1, 2025, providing for the Bonds (such Indenture, as so amended and supplemented, being referred to herein as the “Indenture”). The Bonds are being sold pursuant to the Underwriting Agreement, dated August 4, 2025 (the “Underwriting Agreement”), among the Company and BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Scotia Capital (USA) Inc., as representatives of the several underwriters named therein.

In connection with such issuance and sale, I, or Company attorneys under my supervision, have examined:

(a)	The Indenture, including the Supplemental Indenture and the Officer’s Certificates pursuant to Section 301 of the Indenture, establishing certain terms of the Bonds:

(b)	The Bonds;

1 | 3

(c)	The Amended and Restated Articles of Incorporation and the Bylaws of the Company, in each case as in effect on the date hereof;

(d)	The resolutions of the Board of Directors of the Company, adopted by unanimous written consent, dated July 30, 2025;

(e)	The steps and proceedings in connection with the authorization of the Indenture, the Supplemental Indenture and the Bonds;

(f)	The Underwriting Agreement;

(g)

The Order of the Kentucky Public Service Commission dated February 8, 2024 and the Order of the State Corporation Commission of the Commonwealth of Virginia dated February 5, 2024, all in connection with the issuance of the Bonds; and

(h)	The Registration Statement and the Prospectus.

In such examination, I have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to me, the conformity with the originals of all such materials submitted to me as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to me as originals, the genuineness of all signatures and the legal capacity of all natural persons.

Based upon such examination and representations made to me by Company attorneys under my supervision, upon my familiarity with the Company, and upon an examination of such other documents and questions of law as I have deemed appropriate for purposes of this opinion, I am of the opinion that the Bonds have been duly authorized by the Company and that, when the Bonds have been executed and delivered by the Company and authenticated and delivered by the Trustee in the manner provided for in the Indenture, and have been delivered against payment therefor as contemplated in the Underwriting Agreement, the Bonds will be valid and binding obligations of the Company, except to the extent limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium laws or by other laws now or hereafter in effect relating to or affecting the enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (regardless of whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and consideration of public policy, and federal or state security law limitations on indemnification and contribution.

The opinions expressed herein are limited to the laws of the Commonwealth of Kentucky. Insofar as the opinions set forth in this letter relate to or are dependent upon matters governed by the laws of the Commonwealth of Virginia, I have relied exclusively on the opinion of even date herewith of Stoll Keenon Ogden PPLC, special Kentucky counsel of the Company. Insofar as the opinions set forth in this letter relate to or are dependent upon matters governed by the laws of the State of New York, I have relied exclusively upon the opinion of even date herewith of Troutman Pepper Locke LLP, special counsel for the Company. In rendering their opinions to you of even date herewith, Troutman Pepper Locke LLP and Stoll Keenon Ogden PLLC may rely as to matters of Kentucky law addressed or encompassed herein upon this letter as if it were addressed directly to them.

2 | 3

I express no opinion as to matters of compliance with the “blue sky” laws or similar laws relating to the sale or distribution of the Bonds by any underwriters or agents.

I hereby consent to the filing of this opinion letter as Exhibit 5(d) to the Company’s Current Report on Form 8-K to be filed by the Company with the Commission and the incorporation thereof by reference into the Registration Statement and to the use of my name under the caption “Validity of the Bonds” in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ John P. Fendig

John P. Fendig

3 | 3